Exhibit 99.2

ReposiTrak

Second Quarter 2026 Earnings Call

February 17, 2026

C O R P O R A T E   P A R T I C I P A N T S

Jeff Stanlis, FNK IR

John Merrill, Chief Financial Officer

Randy Fields, Chairman and Chief Executive Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Thomas Forte, Maxim Group

P R E S E N T A T I O N

Operator

Greetings and welcome to the ReposiTrak Fiscal Second Quarter 2026 Earnings Conference Call.

At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require Operator assistance, please press star zero on your telephone keypad.

As a reminder, this conference is being recorded.

It is now my pleasure to introduce Jeff Stanlis with FNK IR. Please go ahead, sir.

Jeff Stanlis

Thank you, Operator.

Good afternoon, everyone. Thank you for joining us today for the ReposiTrak fiscal second quarter 2026 conference call. Hosting the call today are Randy Fields, ReposiTrak's Chairman and CEO, and John Merrill, ReposiTrak's CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about ReposiTrak within the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based upon current beliefs and expectations.

ReposiTrak's remarks are subject to risks and uncertainties, and actual results may differ materially. Such risks are fully discussed in the Company's filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. ReposiTrak does not assume any obligation to update information contained in this conference call.

Shortly after the market closed today, the Company issued a press release overviewing the financial results that we will discuss on today's call. Investors can visit the Investor Relations section of the Company's website at repositrak.com to access this press release.

With all that said, I would now like to turn the call over to John Merrill. John, the call is yours.

John Merrill

Thanks, Jeff, and good afternoon, everyone.

As we reach the midpoint of fiscal 2026, it's important to reiterate our long-term strategy and provide performance metrics against those milestones. First, our goal was to convert all revenue streams largely to SaaS recurring revenue. Since 2020, we have converted over $7 million in one-time revenue to recurring SaaS and increased our recurring revenue from 62% of total revenue to over 98%. We have done this while simultaneously overcoming $2 million in the elimination of high-touch, low-margin opportunities in order to make way for traceability.

Next, pay down debt, keep expenses in check, and increase contribution margin. Since 2020, we have paid off over $6 million in bank debt and reduced annual operating expenses from roughly $19 million to $16 million. Meanwhile, we have grown our net margin from 8% to north of 30% during the same period.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Third, drive cash and return capital to Shareholders. Since 2020, we have increased net cash by a 16% compounded annual growth rate. Net cash means total cash on the balance sheet, less bank debt and leases. We've grown net cash from $13.7 million in 2020 to almost $29 million in 2025. Simultaneously, we have bought back over 2.2 million shares of common stock, redeemed 640,000 shares of preferred stock, and increased the common stock dividend now three times by 10% each time over the previous three years.

Finally, given our strong cash flow generation, we have invested heavily in our business. This quarter, the investments in our business involved three key initiatives. First, we continue to invest in our products, responding to customer pain points with new solutions. We're confident that these solutions will improve tracking accuracy and will reduce operating costs for any customer with a warehouse. Touchless traceability fits perfectly with our ReposiTrak traceability network solution, creating a comprehensive method for delivering end-to-end traceability.

Second, we filed for two patents in the last few weeks, one for touchless traceability and a second for innovative method for identifying and automatically correcting errors in the data we integrate for customers. ReposiTrak has not been shy about patenting our innovations. We have a portfolio of nine U.S. patents, and we are confident we will ultimately secure both these patents that are now in process. These patents serve as yet another moat around our business. Randy will add more color on touchless traceability in the patents in his section.

The inventions involved in these two patents and our innovation in general continues to revolutionize the industry. We have carefully observed what others in the space envision to address issues like traceability and we know what has worked and what doesn't. We are confident that as our competitors recognize the optimal path forward, they will discover that we have patented the process and systems that make the correct approach possible.

Third, we continue to invest in our systems and core software stack, adding artificial intelligence and modernized features and setting us up for improved operational efficiency. Randy talked about this last quarter, and we do not anticipate meaningful increase in our cash expenses or capital expenditures related to this initiative.

Let's get to the numbers. Second fiscal quarter revenue increased 7% from $5.5 million to $5.9 million. Total operating expenses for the quarter were down 2% inclusive of investment in RTN, including wizard onboarding tools, more cybersecurity costs, database license fees, and other direct costs associated with development. We've reached the point where an incremental revenue does not require significant incremental expenses to support our growth. SG&A costs for the quarter were up 5% due to higher commissions and direct costs associated with higher revenues, increased insurance premiums, and increases in employee benefit costs.

Income from operations was up 34% to $1.8 million versus $1.4 million. GAAP net income for the second fiscal quarter of 2026 was $1.7 million, up 9% versus $1.6 million last year. As previously communicated, the Company is at the end of the benefit period from utilized and expiring net operating losses for both federal and state income tax. Accordingly, it is reasonable to assume a 20% effective tax rate going forward.

GAAP net income to common Shareholders increased 13% to $1.6 million from $1.5 million. Earnings per share for the quarter was $0.09 basic and diluted. This is based on 18.2 million basic shares outstanding and 19.1 million shares diluted, resulting in a year-over-year EPS growth of 13% when factoring in higher income taxes.

Total cash increased to $28.7 million from $28.6 million at June 30, and the Company continues to have a zero bank debt.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Fiscal 2026 year-to-date total revenue increased 8% from $10.9 million to $11.8 million. Total operating expenses for the fiscal year-to-date were $8.1 million versus $8.1 million for the same period last year, essentially flat. Income from operations was up 31% for the fiscal year-to-date, $3.7 million versus $2.8 million. GAAP net income increased 9% from $3.2 million to $3.5 million. GAAP net income to common Shareholders increased 13% from $3 million in fiscal 2025 to $3.4 million in the year-to-date period in fiscal 2026. Fiscal 2026 year-to-date earnings per share was $0.19 basic and $0.18 diluted. This is a 13% increase when compared to $0.17 basic and $0.16 diluted for the same period last year.

We are experiencing growth in all lines of business. While traditional sales of one service to solve one problem is growing, our cross-selling initiatives are delivering continued momentum. Again, our strategy has not changed. First and foremost, take exceptional care of the customer and execute flawlessly. Next, grow recurring revenue, increase profitability even faster, use cash to buy back common stock, redeem the preferred, and do it with no bank debt. At the same time, return capital to Shareholders through a growing cash dividend.

Finally, we have and will continue to build cash on the balance sheet, close to $29 million as of December 31, 2025. Continuing to bolster our balance sheet maintains our customers' confidence in our ability to be a durable partner in otherwise uncertain economic time.

Common stock buyback. During the second quarter of fiscal 2026, the Company repurchased roughly 80,000 common shares for a total of $1.1 million, an average of $13.75 per share. Since inception, the Company has repurchased and canceled 2.22 million common shares for $14.5 million at an average price of $6.52 per common share. The Company has approximately $6.7 million remaining of the $21 million total common share buyback authorization as approved by the Board of Directors and Shareholders as of December 31, 2025. The Company holds no treasury stock. Common shares are repurchased and simultaneously canceled.

Preferred stock redemption. During the second quarter of fiscal 2026, the Company also redeemed 70,000 preferred shares at the stated redemption price of $10.70 per share for a total of $750,000. Since inception, the Company has redeemed approximately 642,000 shares of preferred stock at the stated redemption price of $10.70 per share for a total of $6.9 million. We have 196,000 preferred shares left to redeem for a total of $2.1 million. At the current rate of redemption of $750,000 a quarter, I maintain our goal to redeem all the remaining preferred shares issued and outstanding on or before December of 2026, if not earlier.

The quarterly dividend. On December 19, 2025, the Board declared a quarterly dividend of $0.02 per share to Shareholders of record as of December 31, 2025, payable on or about February 14, 2026. This represents the third 10% increase in the Company's dividends since the dividend was established in September of 2022. Subsequent dividends will be paid within 45 days of each fiscal quarter end. From time to time, the Board will evaluate our capital allocation strategy, making appropriate adjustments based on the approach most beneficial to all Shareholders at that time. Our goal is to continue to return 50% of annual cash from operations to Shareholders and putting the other half in the bank.

That's all I have today. Thanks, everyone, for your time. At this point, I'll pass the call over to Randy. Randy?

Randy Fields

Thanks, John.

ReposiTrak had an eventful quarter. Some of that shows in our numbers, but much of what we accomplished was behind the scenes. While we're delivering profitable growth from each of our solutions, we continue to add to the moat around our business, specifically the traceability business.

The ReposiTrak traceability network, or RTN, is already the industry leader. The queue to join our network is much larger than our current installed base, and each new supplier, distributor, or retailer adds the network effect of our RTN solution. It's fair to say, and we've said it before, that traceability for most suppliers is much more difficult than anyone imagined. The difficulty affects suppliers and therefore ultimately impacts everyone upstream, downstream, in the supply chain. It currently takes longer than we'd hoped to work with suppliers to get them up to speed and consistently able to provide the information they need to be able to do traceability. I'll elaborate on this in just a minute.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Remember that no one has ever done traceability before. It's a new thing. It's a new activity, and it's one that requires complex process changes for everyone involved in the supply chain, end-to-end. As I mentioned, the primary issue with traceability continues to be the consistent accuracy of supplier data. The error rate in data we initially received from suppliers, especially small suppliers, is somewhere between 50% and 70%.

In case it isn't obvious, if a supplier has inaccurate data, that data propagates through the supply chain. The grower's bad data becomes the distributor's bad data, which becomes the wholesaler's bad data, which becomes the retailer's bad data. That bad data becomes even worse if additional errors are introduced on another link in the supply chain, making the information even less reliable, if not completely unusable.

Now the question is, how do you fix an error? Since the errors ripple through many, many systems, it's more difficult than you can imagine. Each company will have to manually fix its records, conceivably hundreds or thousands of error fixes every day. This is ultimately the Achilles heel of track and trace, bad data. Imagine the challenge this presents for a small family grower, most of whom don't even have an IT department. Now imagine the challenge for a large distributor, taking in thousands of shipments daily, each with a high error rate. Now imagine how a large retailer would think about this, if they need to hire dozens of employees just to trace down all of these different errors. It's just not going to happen. It would be cost prohibitive.

Here's what's even stranger. Most people who are trying to think about traceability have no idea that this error problem even exists. The errors are not obvious and require knowledge and skill to detect, much less to correct. For the most part, people who think about traceability are simply relying on something that's called Electronic Data Interchange, or EDI, to gather their data, and they're making the assumption that the data they're getting from suppliers is valid. Any approach, any approach that relies on EDI alone to track data through the system is not detecting or validating for erroneous data.

We've invested heavily over the years, and remember this is not our first rodeo with supplier data, and we know that the data quality is poor at best. But you have to be able to detect the errors to know that. Bad data is the disease that's difficult to detect, but actually eats away at the core of traceability. Our competitors' approach to traceability has to go one of two ways.

The first way is to trust the data, believing that EDI gives you accurate data. We've already said that it doesn't. All EDI does is to check the format and structure of data, but does not validate the accuracy. It doesn't even check. EDI is just the envelope. It's sort of like the post office. It only deals with the outside of the envelope, the size, does it have the right postage, does it have a zip code, not the contents of the envelope. We, on the other hand, deal with the content inside the envelope, which is a fundamentally different idea, and the only one that ultimately leads to good data.

Alternatively, the second approach expects the retailer or distributor to scan each and every case and have electronic data. In addition, when something comes into the warehouse or goes out of the warehouse, that's a non-starter economically.

ReposiTrak has developed what might well be the only inexpensive and accurate way to do traceability. We use our artificial intelligence tools to do this. It's extraordinarily robust and has the advantage that it not only identifies the errors, but it's able to correct them without bothering the supplier that created the data in the first place. This process is self-learning, and as a result, we're getting better and better all the time at finding the errors. We have over 500 error detection algorithms in our arsenal, and we're growing the detection parameters day by day.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Even more importantly, we can then correct most of them automatically and in near real time. This detecting correct process saves the grower money, and the wholesaler sees a similar benefit, and the distribution center. By the time the shipments and the data reach the retailer, the data is much, much, much, much cleaner. This error detection and correction process is a major time and money saver for our customers and produces an enormously more accurate data flow. We enable compliance with the FDA regulations and simultaneously reduce costs for our customers, keeping food safe from the farm to the table. Nobody else can say that.

We recently filed for two critical patents to secure our approach in what we call touchless traceability. We're confident these patents will create another wide and moat around the business. We needed to begin the patent protection process before we initiated sales, and that's been a bit of a short-term headwind. But our touchless traceability creates the most comprehensive end-to-end solution for traceability in the industry. Keep in mind that by year-end, the FDA deadline will be getting very close, so we expect acceleration of onboarding and interest in our solution. We're ready, and our patents position us well.

But we're not just a traceability company. We continue to grow our industry-leading compliance and supply chain offerings, even as we expand our RTN. Our focus over the past few quarters on cross-selling is now generating significant traction, especially in our supply chain business. Success with one solution opens the door to adding another solution, and so on and so forth. Since our software is built on a common platform, and the process of gathering data is similar across all the different functions, adding additional solutions is efficient for both our customers and for us.

All of this ties back to why we remain confident in the future, even as AI impacts the SaaS industry. Companies that offer software but don't have proprietary data or proprietary process improvements are at risk from AI. That's obvious. If a problem is just an IT problem solved by software, well, then theoretically businesses create their own software using AI. But ReposiTrak is much, much more than just software. Software is just a delivery vehicle and only a part of the solution.

In the short term, the AI craze may serve as a modest headwind for our business. Yes, AI will give the false impression to some companies that they can do it on their own. The long-term AI cannot solve the problems that we solve for customers, and the value we provide will become even clearer. This trend also aligns well with our recent focus on smaller customers, as well as our IP strategy. The hubris of thinking you can develop all of your own software is primarily a big company obsession, not a small company obsession. Defending the inventions we've created around processes and data cleaning will further benefit our business in the long term.

As I mentioned, the looming deadline from the FDA will be only 18 months away by the calendar year end. That will naturally accelerate the need for traceability implementations. That said, while we're investing in our business in the form of code refreshes, cross-selling initiatives, development and patent work for our touchless traceability, we're also reducing our operating expenses. That we were able to lower our operating expenses while increasing revenue is a testament to the industry-leading revenue per employee that we maintain.

Efficiency is a key selling point of what we provide to our customers. We mirror this focus on our own internal operations. Moreover, our transition to a SaaS model has reached the point where we no longer need to aggressively invest in our own infrastructure to support our scale. Incremental revenue is disproportionately falling to the bottom line, and our contribution margin continues to increase. It's all part of the model.

With that, I'd like to now open the call for questions. Operator?

Operator

Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two to remove yourself from the queue. For participants using speaker equipment, it may be necessary to pick up the handset before pressing the star keys. We'll pause for just a moment while we poll for questions.

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We'll take a question from Thomas Forte with Maxim Group.

Thomas Forte

Great. John and Randy, congrats on the quarter. I have four, but as always, depending on your answers to these, I might have more. Randy, I have one warm-up question, and then I have three real humdingers. The boring warm-up question. John, I think you said, or was Randy, that in fiscal ‘25, traceability was only 8% of total revenue. Is there a more recent data point on how much total revenue is coming from traceability?

John Merrill

Who you aiming that at?

Randy Fields

Yeah.

Thomas Forte

Go ahead, John.

John Merrill

I mean, I would say it's between 8% and 10%, but it's hard because there's cross-selling.

Thomas Forte

Okay. All right. Then, Randy, I'll take the bait. Can AI improve the accuracy of traceability data?

Randy Fields

The way we use AI and have for a long time, it's really been part of what we do for many years. It absolutely does. The concept of LLMs, however, which is the current rage with AI, is a bit misleading. In other words, you have to detect what's wrong and how it got wrong to be able to fix it. There's three steps. I'm sorry, let me back up and see if I can make this clearer than I have. Most people who will try and do traceability will not even see that they have errors. It's not detectable by looking at it. You actually have to have a deep database to check every field in every record and determine whether or not in the context of that record, is it a correct reference?

It's a little bit, as I mentioned earlier, it's a bit like the post office. You could have a note, let's say you sent a note to me and that note said, “Randy, I now believe that the earth is flat.” Okay. Now, you take that little note, and you put it in an envelope, you lick it, put a stamp on it, take it to the post office. That's like EDI. Here's what the post office does, though. The post office looks at the size of the envelope and says, okay, that's a legal size envelope. It has enough postage; it weighs it and checks the postage and then it says it's got a zip code. Good to go. That's what EDI does. It's just the transport mechanism. Meanwhile, inside your envelope is an untrue statement. The earth is not flat. Therefore, it's not detectable in the context of EDI.

We detect it. We've tested hundreds and hundreds, actually, since we have 2 million records now. We've tested about every combination and permutation of type of error that you can imagine. Step one is, can you see the errors? AI can help us with that. But here's where we've gone because we realize what a problem the errors themselves are. If every day you were a supplier and you sent out a thousand files, and as we found, half of those are erroneous, half of them are erroneous, and we sent you a message and said, here's the 500 files that are wrong. Fix them. You would have to hire an army. Everybody would hire everyone they could find to check for errors and fix it.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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We've developed a way, again with AI, to not just detect the errors, but in essence, autocorrect them. We're a little bit like spell check and autocorrection. That's an enormous difference. Our system is AI-based, but doesn't in any way rely on what today's people would call a large language model. It's different. It's AI for sure, but it's not a large language model.

Sorry, long-winded answer, but hopefully it was complete.

Thomas Forte

No, I appreciated the EDI and the post office comparison. All right. Then, this is one of those. All right. Is there any impact to ReposiTrak from MAHA?

Randy Fields

In a way, yes. Longer term, especially. Let's talk about what MAHA is. MAHA and Organic are really a similar idea. Organic is an idea that lays on top of food safety, where people think if they eat organic food, it is healthier for them. MAHA sits on top of all of that and says, in general, you should eat food that is healthy, whatever that would be, whole foods, not foods that have been ultra processed, without food colorings, etc.

All of that lays on top of a looming problem, which is, according to Gallup, there's been a long-term decline in the U.S. in terms of the public's belief in food safety. Almost every year, people are believing less and less about the safety of food. In a sense, what happens is MAHA, Organic, etc., are causing people to worry more and more about the safety of what they eat. All of that awareness around safety is good for us, because it means that the economic cost, the brand equity cost, to a retailer who makes a mistake is tremendous. MAHA impacts us by virtue of increasing people's awareness of the issue of safety of food. It's really that simple.

Thomas Forte

All right. This would be my most related question to that one. You've talked in the last couple of quarters about traceability on a by-ingredients basis. If I go to Stew Leonard's and I buy prepared foods, any update on thoughts there?

Randy Fields

We actually are capable of doing that. In other words, companies can sign up with us and determine, if you will, at a shipment level, at a product level, do they have issues. But they can also use our system for specifications around ingredients. Within our system, you could say, wait a minute, if red dye number three is a problem, let me search all of the items that I sell that have red dye number three in it.

That's an interesting problem, because traceability, and the reason I'll come back to it in a minute, the FDA has designated certain products, like products that contain nut butters, as being on their food traceability list. But you have to think about that for a moment. There's not a retail chain in the country that can tell you the products it has on the shelf that contain a nut butter. They have no idea, literally no idea, because retailers don't maintain a list of ingredients, and they just can't track them. Strangely enough, within our system, we have the capability of doing that. Over time, what we suspect happens is people move from being oriented toward the product, and from the product, they'll drop down to the ingredient. We're fully capable of doing that today.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Thomas Forte

All right, and then this is one of those questions where I have no idea what your answer is. These are fun ones. All right. Does food inflation have a direct or indirect impact on your business? I have three specific examples, cocoa, coffee, and beef.

Randy Fields

The answer is, indirectly, they do. To the extent that we are in a period where increasing costs to the supermarket, the inputs, can't be passed on to the consumer. Inevitably, supermarkets and everybody in that space has a margin squeeze, in which case every element of cost, potentially including us, is something that they will look at. Inflation, without the ability to pass it on, is problematic in general, and it's certainly something that we think about. We haven't seen anything over the very short term, but that doesn't mean that it couldn't be something that pops itself up in the future.

Thomas Forte

Excellent. All right, two more. This one I'll direct toward John. John, you talked about investment spending, but I'm trying to understand how that showed up in your results, because you've talked about how it seems that you reduced the amount of OpEx required. Where does investment spending, where do I see that in the P&L?

John Merrill

You would spend more in development, less in sales and marketing, but some of those things cover in both categories. Because we spent less in marketing, but some of those people were utilized in development, you have to look at the totality of the expenses. You can't look at necessarily the line items. In aggregate, our spending is less. It's just more targeted resource spending. As we said before, as traceability becomes more top of mind, our laser focus is to spread the word on the marketing side. But obviously, we've done a lot as far as marketing and messaging, and we've now shifted it towards development. You're not going to see it in necessarily the line items. You have to look at the totality of the expenses.

Thomas Forte

Yep. Thanks for that clarification. Are you capitalizing any of those costs?

John Merrill

There's some costs with the patent now, but it's a de minimis number.

Thomas Forte

Okay. Then last question, unless you answer in a way that inspires me to ask one more. Current thoughts on strategic M&A?

John Merrill

I mean, look, Randy and I see things every month, but we have so much on our plate right now. It's a distraction. Reemphasizing our stack and our code base and traceability. Remember what Randy said. While it may seem like it's two years out, at the end of this year, traceability is going to be right around the corner. We've got plenty on our plate to keep us busy. But of course, if the right opportunity came around, yes, we're acquisitive, but we have plenty on our plate at this moment. Unless, Randy, you've got a different opinion.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Randy Fields

Yeah. John, let me add something to that. As we take a look at the next 12 months, it is extremely likely that there will be, again, a flood of need and interest, et cetera, around traceability. Why? We think it takes a full two-plus years to get your entire supplier base traceability ready and capable. We know that because we've been doing it. As I said, we already have nearly two million records. As far as I know, we are the only firm that is actually doing end-to-end traceability. We are tracking products going from a supplier into a distribution center into a retail store. We create all of those records. We're doing it. It's the real deal. It's pretty amazing. We haven't tooted our own horn very much about that, but we will.

But here's the issue. As people think about traceability, what they're going to be realizing very quickly is that they've now used up the runway that the FDA gave people when they gave them 30 months. It's now closer than it was. By the end of this year, you'll be at what we think is the, oh my God, you're at a cliff, the 18-month mark. We don't think anybody that has hundreds of suppliers can be ready in 18 months. We think it takes a full two years. But people will shorten that and imagine that 18 months is the magic number.

As this year progresses, and I'd guess sometime in the summer or early fall, the world will once again wake up and go, yes, traceability, whoops, we need to get going. We're really more in the mood of preparing for that than we are thinking about being acquisitive at the current moment.

Thomas Forte

Excellent. Thanks, Randy. Thanks, John.

Randy Fields

Thank you.

John Merrill

Thanks, Tom.

Operator

Thank you. That will conclude the question-and-answer session. I would now like to turn the floor back to Randy Fields for closing remarks.

Randy Fields

Okay. We appreciate everybody taking the time this afternoon. Not much more to say. Have a good one. Talk to you soon. Take care.

Operator

Thank you. This does conclude today's teleconference. We thank you for your participation. You may disconnect your lines at this time.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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